Exhibit 10.4

Execution Copy

THE WET SEAL, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between John Goodman (“Executive”) and The Wet Seal, Inc., a Delaware corporation (the “Company”), this 7th day of January, 2013, effective as of the date Executive commences employment with the Company (the “Effective Date”).

WHEREAS, The Board of Directors of the Company (the “Board”) recognizes that Executive’s role at the Company and that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.

WHEREAS, the Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

WHEREAS, unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 10 below.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Agreement.

This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment.

The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the Indemnification Agreement, the Company’s bylaws (as may be amended from time to time), the Company’s Restated Certificate of Incorporation (as may be amended from time to time), and/or any other agreement evidencing the grant to Executive of equity compensation that is hereafter entered into by the parties.

3. Covered Termination Other Than During a Change in Control Period.

If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates that becomes effective and irrevocable in accordance with Section 15(a)(v) hereof in the form of Exhibit A hereto (a “Release of Claims”), then in addition to any accrued but unpaid salary, bonus (including any bonus for any completed prior fiscal year, paid when it otherwise would have been paid had Executive continued employment), vacation and expense reimbursement payable in accordance with applicable law, or benefits (other than severance) under any Company benefit plan, program or practice (provided or paid in accordance with the terms thereof) (the “Accrued Amounts”) the Company shall provide Executive with the following:

(a) Severance. Executive shall be entitled to receive an amount equal to two times (2x) Executive’s annual base salary at the rate in effect immediately prior to the Termination Date (but not less than the rate of his Base Salary under the employment agreement entered into by the Executive and the Company as of the same date hereof (the “Employment Agreement”)) paid in a single cash lump sum, less authorized deductions and applicable withholding taxes, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.

(b) Equity Awards. Each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock award, held by Executive that vests solely based upon Executive’s continued employment shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, as of immediately prior to the Termination Date with respect to that number of shares of Company Class A Common Stock that would have vested had Executive continued employment with the Company through the first anniversary of the Termination Date. In addition, any time-based vesting requirement with respect to any outstanding and unvested performance-based equity award, including, without limitation, any performance-based stock option and performance stock award, held by Executive as of the Termination Date shall be waived such that any such outstanding and unvested performance-based equity award shall immediately vest and, if applicable, become exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, as of immediately prior to the Termination Date with respect to all of the shares of Company Class A Common Stock subject thereto for which the applicable performance goal has been achieved, provided that, if the performance period for any such equity awards has not yet expired and

Executive’s termination of employment occurs on or after the date on which at least fifty percent (50%) of the performance period applicable to any such equity awards has lapsed, the employment condition shall be deemed satisfied but the performance goals shall be adjusted to account for, and measured through, the fiscal quarter end nearest to the Termination Date and any vesting based on the performance goals shall be prorated based on the period of the performance measuring period during which Executive was employed by the Company (the acceleration described in this paragraph, the “Partial Acceleration”).

(c) Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents, if any, through the earliest of (i) the twenty-four (24) month anniversary of the Termination Date, (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer of Executive plan(s) and (iii) the date that Executive and/or Executive’s covered dependents, if any, become no longer eligible for COBRA. Any such payment or reimbursement shall be subject to any required withholding taxes. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(d) Pro Rata Bonus. In the event Executive’s Covered Termination occurs after fifty percent (50%) or more of the measurement period for Executive’s annual bonus has lapsed, Executive shall receive a pro rata bonus for the fiscal year of termination based on achievement of the applicable performance goals for the fiscal year of termination adjusted to account for, and measured through, the fiscal quarter end nearest to the Termination Date and the number of days in the fiscal year during which Executive was employed as compared to 365. Such bonus, if any, shall be paid in a single cash lump sum, less authorized deductions and applicable withholding taxes, on the first payroll date following the date the Release of Claims becomes effective and irrevocable (the “Pro Rata Bonus”).

4. Covered Termination During a Change in Control Period.

If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes and does not revoke a Release of Claims in accordance with Section 15(a)(v) hereof, then in addition to any Accrued Amounts, the Company shall provide Executive with the following:

(a) Severance. Executive shall be entitled to receive an amount equal to two times (2x) the sum of Executive’s annual base salary and annual target bonus opportunity, in each case, at the rate in effect immediately prior to the Termination Date (but in no event less than the rates specified in the Employment Agreement) payable in a cash lump sum, less authorized deductions and applicable withholding taxes, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.

(b) Equity Awards. Each outstanding and unvested equity award, including, without limitation, each stock option, restricted stock award and performance stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, as of immediately prior to the Termination Date with respect to one hundred percent (100%) of the unvested shares underlying Executive’s equity awards (with any performance goals deemed achieved at target). In all other respects Executive’s equity awards shall continue to be bound by and subject to the terms of their respective agreements and equity plans.

(c) Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents, if any, through the earliest of (i) the twenty-four (24) month anniversary of the Termination Date, (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer of Executive plan(s) and (iii) the date that Executive and/or Executive’s covered dependents, if any, become no longer eligible for COBRA. Any such payment or reimbursement shall be subject to any required withholding taxes. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(d) Pro Rata Bonus. In the event Executive’s Covered Termination occurs after fifty percent (50%) or more of the measurement period for Executive’s annual bonus has lapsed, Executive shall receive a Pro Rata Bonus.

5. Non-Renewal of Employment Agreement.

In the event the Company provides Executive a Notice of Non-Renewal in accordance with Section 1(b) of the Employment Agreement and Executive’s employment with the Company terminates at the end of the then current Term (as defined in the Employment Agreement) (a “Non-Renewal Termination”), and if Executive executes and does not revoke a Release of Claims in accordance with Section 15(a)(v) hereof, then in addition to any Accrued Amounts, the Company shall provide Executive with Partial Acceleration.

6. In Contemplation.

In the event Executive is terminated in Contemplation of a Change in Control, Executive shall receive the amounts under Section 3 hereof, provided that, if the Change of Control actually occurs and that Change in Control satisfies the requirements of Treasury Regulation 1.409A-3(i)(5), upon such Change in Control an extra payment and vesting shall be immediately made to Executive of any difference between the amounts due under Section 3 and the amounts due under Section 4.

7. Other Terminations.

If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than as a Covered Termination or a Non-Renewal Termination, then Executive shall only be entitled to Accrued Amounts and, if as a result of death or a Disability Termination, Executive shall receive a pro rata bonus for the fiscal year of termination based on achievement of the applicable performance goals for the fiscal year of termination and the number of days in the fiscal year during which Executive was employed as compared to 365. Such bonus, if any, shall be paid when it would have been paid if Executive had continued employment.

8. Deemed Resignation.

Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

9. Limitation on Payments.

Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and payroll taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control or, in the event such accounting firm is precluded from performing calculations hereunder, such other accounting firm of national reputation determined by the Company, and reasonably acceptable to Executive, shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 9 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options (with the later vesting reduced first) (3) cancellation of accelerated vesting of stock options (with the later vesting reduced first) and (4) reduction of other benefits payable to Executive.

10. Definition of Terms.

The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” means (i) any act of material willful misconduct or material dishonesty by Executive in the performance of his duties; (ii) any willful failure, neglect or refusal by Executive to attempt in good faith to perform his duties under this Agreement or to follow the lawful instructions of the Board (except as a result of physical or mental incapacity or illness) which is not promptly cured after written notice; (iii) Executive’s commission of any fraud or embezzlement against the Company (whether or not a misdemeanor); (iv) any material breach of the Employment Agreement, which breach has not been cured by Executive (if curable) within thirty (30) days after written notice thereof to Executive by the Company; (v) Executive’s being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or (vi) Executive’s failure to materially comply with the material policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of Executive’s fiduciary duties to the Company, which failure or breach is materially injurious to the business or reputation of the Company.

(b) Change in Control. “Change in Control” means either:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this clause (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in clause (ii)); or

(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Board as of the date hereof at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

(c) Change in Control Period. “Change in Control Period” means the 12-month period of time commencing upon a Change in Control.

(d) “Contemplation of a Change in Control” means a Covered Termination that occurs as a result of an action directed or requested by a person that directly or indirectly undertakes a transaction that constitutes a Change in Control of the Company.

(e) Covered Termination. “Covered Termination” means Executive’s resignation for Good Reason or the termination of Executive’s employment by the Company other than for Cause that, in each case and to the extent necessary, constitutes a Separation from Service (as defined below), provided, that in no event shall a Non-Renewal Termination constitute a Covered Termination.

(f) “Disability Termination” means a termination of employment by the Company of the Executive after the Executive has been unable for 180 days in any 365 day period to perform his material duties because of physical or mental incapacity or illness.

(g) Good Reason. “Good Reason” means the occurrence, without Executive’s written consent, of any of the following: (i) a material diminution in Executive’s base compensation; (ii) a material diminution in Executive’s job responsibilities, duties or authorities, (iii) a material change of at least fifty (50) miles in the geographic location at which Executive must regularly perform Executive’s services or (iv) any material breach of the Employment Agreement by the Company. Notwithstanding the foregoing, Executive shall not be deemed to have “Good Reason” unless: (x) the condition giving rise to such resignation continues more than thirty (30) days following Executive’s providing to the Company a written notice of detailing such condition (y)

such written notice is provided to the Company within ninety (90) days of the initial occurrence of such condition and (z) Executive’s resignation is effective within thirty (30) days following the expiration of the Company cure period pursuant to subclause (x). For the avoidance of doubt, the provision by the Company of a Notice of Non-Renewal shall not constitute Good Reason hereunder.

(h) Termination Date. “Termination Date” means the date Executive experiences a Covered Termination.

11. Assignment and Successors.

The Company may, subject to the next sentence and only with the Employment Agreement, assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and the Employment Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets in accordance with the first sentence of this Section which executes and delivers the assumption agreement described in this Section 11 or which becomes bound by the terms of this Agreement by operation of law. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than

Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

12. Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:

(i) if to the Company:

Company: The Wet Seal, Inc.

Address: 26972 Burbank

Foothill Ranch, CA 92610

Attn: Board of Directors

Facsimile: (949) 206-4977

(ii) if to Executive, at the address set forth in Executive’s personnel file with the Company; or

(iii) at any other address as any party shall have specified by notice in writing to the other party.

13. Confidentiality; Non-Disparagement.

(a) Confidentiality. Executive shall enter into and abide by the Company’s standard Confidentiality and Non-Solicitation Agreement (the “Confidential Information Agreement”). Notwithstanding the foregoing or anything in the Confidential Information Agreement to the contrary, in the event of a conflict or inconsistency between the Confidential Information Agreement and this Agreement or the Employment Agreement, the terms of this

Agreement or the Employment Agreement, as applicable, shall apply. For the purposes of the Confidential Information Agreement, this Agreement shall be deemed to be an employment agreement.

(b) Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately, except in the reasonable good faith performance of his duties to the Company. The Company agrees that for the same period it shall not, and it shall instruct its officers and members of its Board to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 13(b) shall have application to any evidence, testimony or disclosure required by any court, arbitrator or government agency.

14. Dispute Resolution.

The parties agree that if any disputes should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of Executive’s employment with the Company, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator in accordance with the rules of the American Arbitration Association in Los Angeles, California. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial, except to enforce the decision of the arbitrator. The parties understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the

Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

15. Miscellaneous Provisions.

(a) Section 409A.

(i) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3, 4 or 5 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 15(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(ii) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from

Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 15(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv) Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(v) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) the Company shall deliver the Release of Claims to Executive within ten (10) business days following the Termination Date, (B) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 15(a)(v), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release of Claims to Executive or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 15(a)(v), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release of Claims (and the applicable revocation period has expired) or, in the case of any payments subject to Section 15(a)(v)(C), on the first payroll period to occur in the subsequent taxable year, if later.

(b) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(c) Amendment; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and approved by the Board. By an instrument in writing similarly executed, Executive or, following approval by the Board, the individual authorized by the Board in such approval, as applicable, may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(d) Entire Agreement. The terms of this Agreement, collectively with the Employment Agreement and the Confidential Information Agreement, is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The parties further intend that this Agreement, collectively with the Employment Agreement and the Confidential Information Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

THE WET SEAL, INC.

By:

Title:	Chairman of the Board of Directors

Date:	January 7, 2013

EXECUTIVE

John Goodman

Date:	January 7, 2013

SIGNATURE PAGE TO CHANGE IN CONTROL AND SEVERANCE AGREEMENT

Exhibit A

Form of Release

1. Termination of Employment. John Goodman (“Executive”) acknowledges that his last day of employment with The Wet Seal, Inc. and any of its affiliates (the “Company”) is             (the “Termination Date”).

2. Full Release. For the consideration set forth in the Change in Control and Severance Agreement, by and between the Company and Executive, dated as of January 7, 2013 (the “Severance Agreement”) and for other fair and valuable consideration therefor, Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Severance Agreement upon termination of employment, employee benefit plans of the Company, Executive’s equity awards and equity in the Company, or Executive’s right to indemnification as provided in Executive’s Indemnification Agreement with the Company, the Company’s bylaws (as amended from time to time), the Restated Certificate of Incorporation of the Company (as amended from time to time), any other plan or agreement or at law, or Executive’s coverage under any directors and officers liability insurance policies.

3. Waiver of Rights Under Other Statutes. Executive understands that this Release waives all claims and rights Executive may have under certain federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations, and Mass Layoffs, the California Labor Code; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, California) that in any way relate to Executive’s employment or the termination of his employment.

4. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Release. This Release is executed by Executive without reliance on any representation by Company or any of its agents. Executive states that he is fully competent to manage his business affairs and understands that he may be waiving legal rights by signing this Release. Executive hereby acknowledges that he has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of his choosing. Executive hereby acknowledges that he fully understands the terms of this Release and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.

5. Waiver of Rights Under the Age Discrimination Act. Executive understands that this Release waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this Release. For a period of seven (7) days following execution of this Release, Executive may revoke the terms of this Release by a written document received by the Chief Financial Officer of the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this Release. The Release will not be effective until said revocation period has expired. Executive acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Release. Executive has been advised to consult with an attorney prior to executing this Release and has been given a full and fair opportunity to do so.

6. Waiver Of Civil Code Section 1542. It is the intention of the parties in signing this Release that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

7. Miscellaneous.

(a) This Release shall be governed in all respects by the laws of the State of California without regard to the principles of conflict of law.

(b) In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Release.

(e) This Release and the Severance Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this Release, it shall be settled in accordance with the arbitration provisions of the Severance Agreement.

(f) This Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

IN WITNESS WHEREOF, the parties hereto have executed this Release on                     , 20        .

THE WET SEAL, INC.

By:
Name:
Title:

John Goodman